  Exhibit 99.1

Former Sucampo Chief Scientific Officer, Dr. Peter Kiener, Joins GT Biopharma's Board of Directors

LOS ANGELES, April 24, 2018 /PRNewswire/ --

GT Biopharma Inc. (OTCQB: GTBP and Euronext Paris "GTBP.PA") today announced that Dr. Peter Kiener will join GT Biopharma's Board of Directors, effective immediately.

Dr. Peter Kiener has substantial experience in both biologics and immunotherapy, and was most recently the Chief Scientific Officer at Sucampo, which was acquired by Mallinckrodt in February 2018 for approximately $1.2 billion. Prior to Sucampo, he served as Chief Scientific Officer of Ambrx Inc., a clinical-stage biopharmaceutical company focused on the development of antibody-drug conjugates (ADCs) that was acquired by a consortium led by Fosun Pharmaceutical Group in 2015. Prior to Ambrx, Dr. Kiener was President and Co-founder of Zyngenia Inc., an early-stage biopharmaceutical company. He also held leadership roles at MedImmune LLC, the global biologics arm of AstraZeneca, including Executive Vice President and Global Head of Biologics Research and Development, Senior Vice President and Head of Global Research, and Vice President of Research. He also worked on biologics for Bristol-Myers Squibb prior to his work at MedImmune. During Dr. Kiener's more than 20 years as pharmaceutical executive, he has played a significant role in moving various programs through all aspects of drug development, including discovery, regulatory approval, and post marketing. He has also been substantially involved in the execution of multiple deal types, including private placements, IPO, M&A, strategic partnerships, and licensing deals. He has published more than 120 papers in peer-reviewed journals and is an inventor on more than 40 patents and patent applications.

Dr. Kiener also currently serves as the chairman of board of directors of Cue Biopharma and as a member of board of directors of Tetragenetics. Previously, has served on the scientific advisory boards of KAI Pharmaceuticals Inc., Genocea Biosciences Inc., NKT Therapeutics Inc. and VLST Corporation and as a member of the Board of Directors of Receptor BioLogix Inc., Synovex Corporation and Virdante Pharmaceuticals Inc.

Peter received his B.A. (1st Class Honors), from Lancaster University in Lancaster, UK and his Ph.D. from Oxford University, Sir William Dunn School of Pathology.

"We believe that Peter's extensive experience, across all aspects of biologics drug development, will be an invaluable asset to GT Biopharma. He has deep expertise with antibody drug-conjugates and NK-based technologies which will be particularly helpful as we enter clinical development with our proprietary TriKE and TetraKE product candidates and continue the clinical development of our bi-specific ADC," said Shawn Cross, Chairman and Chief Executive Officer of GT Biopharma.

"I am delighted to join GT Biopharma at this exciting time in the company's development. I believe the company's pipeline and platforms have the potential to have a significant impact on modern cancer therapy," said Dr. Kiener.

About GT Biopharma, Inc.

GT Biopharma, Inc. is an immuno-oncology biotechnology company focused on innovative treatments based on the company's proprietary Tri and Tetra-specific Natural Killer Cell Engagers (TriKEs™ and TetraKEs) and bispecific antibody-drug conjugate (ADC) platforms. GT's lead oncology drug candidate, OXS-1550 (DT2219) is a novel bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload. OXS-1550 has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. In addition, GT's TriKE platform will address a number of cancer types. GT's nervous system platform is focused on acquiring or discovering and patenting late-stage, de-risked, and close-to-market improved treatments for nervous system diseases (Neurology and Pain) and shepherding them through the approval process to the NDA. GT Biopharma's neurology products currently include PainBrake, as well as treatments for the symptoms of myasthenia gravis, and motion sickness.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the effectiveness of the Company's products, the potential outcome of clinical studies, the future success of development activities and the future growth and operating and financial performance of the Company. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company's ability to accomplish its business initiatives, obtain regulatory approval and protect its intellectual property; significant fluctuations in marketing expenses and ability to achieve or grow revenue, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Westwicke Partners
John Woolford
+1(443)213-0506
john.woolford@westwicke.com